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                                    EXHIBIT 5


                             Choate, Hall & Stewart
                                 Exchange Place
                                 53 State Street
                           Boston, Massachusetts 02109
                                 (617) 248-5000

                                            February 14, 2002

Independent Bank Corp.
288 Union Street
Rockland, MA  02370

Gentlemen:

     This opinion is furnished to you in connection with the filing by Independent Bank Corp., a Massachusetts corporation (the "Company"), with the Securities and Exchange Commission of the Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended. You have requested our opinion concerning the status under Massachusetts law of the 600,000 shares (the "Shares") of the Company's common stock, par value $.01 per share ("Common Stock"), which are being registered under the Registration Statement for issuance by the Company pursuant to the terms of the Independent Bank Corp. 1997 Employee Stock Option Plan.

     We have acted as counsel to the Company in connection with the Registration Statement. In that connection we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of:

     1. The Restated Articles of Organization of the Company as presently in effect;

     2.   The By-Laws of the Company as presently in effect;

     3. Certain resolutions adopted by the Company's Board of Directors and Stockholders; and

     4.   Independent Bank Corp. 1997 Employee Stock Option Plan (the "Plan").

     In our examination we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. We have also assumed that: (i) all of the Shares will be issued for the consideration permitted under the Plan as currently in effect, and none of such Shares will be issued for less than $.01; (ii) all actions required to be taken under the Plan by the Plan Committee and the Board of Directors of the Company will be taken by the Plan

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     Committee and the Board of Directors of the Company respectively; and (iii)
at the time of the exercise of the options under the Plan, the Company shall continue to have sufficient authorized and unissued shares of Common Stock reserved for issuance thereunder.

     Based upon and subject to the foregoing, we are of the opinion that, upon the issuance of the Shares under the Plan as provided therein, each such Share will be duly authorized, validly issued, fully paid and nonassessable.

     Our opinion is limited to the laws of the Commonwealth of Massachusetts, and we express no opinion with respect to the laws of any other jurisdiction.

     We understand that you wish to file this opinion as an exhibit to the Registration Statement, and we consent thereto.

                                           Very truly yours,


                                           /S/ CHOATE, HALL & STEWART

                                           Choate, Hall & Stewart


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